Exhibit 5.6

[Letterhead of Williams, Kastner & Gibbs PLLC]

June 18, 2014

Post Holdings, Inc.
2503 Hanley Road
St. Louis, Missouri 63144

Re:	Post Holdings, Inc., GB Acquisition USA, Inc., Nuts Distributor of America, Inc., and Golden Nut Company (USA) Inc.

Ladies and Gentlemen:
We have acted as special Washington counsel to Post Holdings, Inc., a Missouri corporation (“Company”), GB Acquisition USA, Inc., a Washington corporation (“GBA”), Nuts Distributor of America, Inc., a Washington corporation (“NDA”), and Golden Nut Company (USA) Inc., a Washington corporation (“GNC”), in the State of Washington (the “State”), in connection with the Registration Statement (File No. 333-193468) on Form S-4 filed by the Company, GBA, NDA, GNC, Post Foods, LLC, Attune Foods, LLC, Premier Nutrition Corporation, Premier Protein, Inc., Agricore United Holdings, Inc., Dakota Growers Pasta Co., DNA Dreamfields Company, LLC, Primo Piatto, Inc., Dymatize Holdings, LLC, Dymatize Enterprises, LLC, Custom Nutriceutical Laboratories, LLC, Supreme Protein, LLC, TA/DEI-A Acquisition Corp., TA/DEI-B1 Acquisition Corp., TA/DEI-B2 Acquisition Corp., TA/DEI-B3 Acquisition Corp., Golden Boy Nut Corporation, Golden Acquisition Sub, LLC, and Golden Boy Portales, LLC (all of which except for the Company, as guarantors), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company, the Washington Entities (hereinafter defined) and the other guarantors (the “Exchange Offer”) to exchange up to $350,000,000 in aggregate principal amount of the Company’s 7.375% Senior Notes due 2022 and related guarantees (collectively, the “Exchange Notes”) for $350,000,000 in aggregate principal amount of issued and outstanding 7.375% Senior Notes due 2022, and related guarantees, issued on July 18, 2013 (collectively, the “Original Notes”). The Original Notes were issued, and the Exchange Notes will be issued, under an Indenture, dated February 3, 2012 and supplemented on May 28, 2013, September 3, 2013, January 13, 2014, February 28, 2014 and April 18, 2014 (as so supplemented, the “Indenture”), among the Company, the guarantors thereunder (including each of the Washington Entities), and Wells Fargo Bank, N.A., as trustee (the “Trustee”). GBA, NDA and GNC are each referred to herein as a “Washington Entity” and collectively as the “Washington Entities.” In connection with our representation of the Company and the Washington Entities, we have examined the following:

1.	The Registration Statement, including the prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement;

Post Holdings, Inc.
June 18, 2014

2.	The Indenture;

3.	The Original Notes and the Notations of Guarantee thereof;

4.	The forms of the Exchange Notes and the Notations of Guarantee of such Exchange Notes;

5.	The Officer’s Certificate of GBA, executed by an officer of GBA;

6.	The Officer’s Certificate of NDA, executed by an officer of NDA;

7.	The Officer’s Certificate of GNC, executed by an officer of GNC;

8.	A Certificate of Existence/Authority with respect to GBA, issued by the Secretary of State of the State of Washington dated June 17, 2014;

9.	A Certificate of Existence/Authority with respect to NDA, issued by the Secretary of State of the State of Washington dated June 17, 2014; and

10.	A Certificate of Existence/Authority with respect to GNC, issued by the Secretary of State of the State of Washington dated June 17, 2014.

The documents referred to in items 1 through 4 above are hereinafter collectively referred to as the “Transaction Documents” and the remaining documents referred to above are hereinafter collectively referred to as the “Authority Documents.” Together, the Transaction Documents and the Authority Documents are hereafter referred to collectively as the “Documents.”
In rendering this opinion, and except to the extent the information constitutes, directly or in practical effect, any legal conclusion at issue, we have assumed and have relied with your consent upon the Documents with respect to the accuracy of all factual matters contained therein without investigation or verification (although we advise you that we have no actual knowledge to the contrary of any of the factual matters related therein).
In basing the opinions set forth in this opinion on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of the Company and the Washington Entities, no facts have come to our attention that would give us actual knowledge that any such opinions or other matters are not accurate or that any of the Documents are not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters.

Post Holdings, Inc.
June 18, 2014

In reaching the opinions set forth below, we have assumed without independent verification, and to our knowledge there are no facts inconsistent with, the following:
A.    Each natural person executing any of the Documents is legally competent to do so.
B.    All signatures on the Documents are genuine.
C.    All documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original document, and all public records reviewed are accurate and complete.
D.    The terms and conditions of the Transaction Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Transaction Documents.
E.    There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence.
F.    Each of the parties to the Transaction Documents, other than the Washington Entities, has duly and validly executed and delivered each such instrument, document, and agreement to be executed in connection with the Transaction Documents to which such party is a signatory, and the obligations of each party, including the Washington Entities, set forth in the Transaction Documents are its legal, valid and binding obligations, enforceable in accordance with their respective terms.
We have also investigated such questions of law and examined such other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.
This opinion is limited to the laws of the State of Washington, and we express no opinion herein as to the laws of any other jurisdiction. Based solely upon the foregoing and the assumptions stated herein, and subject to the qualifications and limitations stated herein, we are of the opinion that:
1.Each of the Washington Entities is validly existing as a corporation in the State, and has the corporate power and authority to enter into, deliver, and perform its obligations under the Transaction Documents to which it is party, and all necessary corporate action required to be taken by each Washington Entity to authorize the execution, delivery, and performance of the Transaction Documents to which it is party has been duly taken.

Post Holdings, Inc.
June 18, 2014

2.Each of the Washington Entities has duly executed and delivered the Transaction Documents to which it is party.

The opinions expressed in this letter are made subject to and are qualified by the following:
i.    Our opinions herein are limited solely to the laws of the State of Washington, and we express no opinions as to the laws of any other jurisdiction. We express no opinion concerning the applicability to the Washington Entities or the Transaction Documents of state and local laws, rules, regulations, or ordinances of any other state or jurisdiction. We call to your attention that the Transaction Documents (excluding the Registration Statement) provide that they are governed by the laws of the State of New York. We are not admitted to practice law in the State of New York and express no opinion as to the laws of the State of New York. We have not conducted any review for purposes of this opinion, and express no opinion as to, any statutes, rules or regulations (including those of the State of Washington) applicable to any Washington Entity due to the nature of its business, and our opinions are limited to such laws, rules and regulations as in our experience are normally applicable to transactions of the type contemplated by the Transaction Documents. Without limiting the foregoing, we express no opinion as to the effect, if any, the following matters may have on the opinions expressed herein:
(a)    Federal securities laws, state “Blue Sky” laws and regulations;
(b)    State or Federal laws or regulations dealing with the regulation of brokers-dealers or lenders or the conduct of business of brokers-dealers or lenders that may relate to the Transaction Documents and the transactions described therein;
(c)    Criminal laws, racketeering laws or criminal forfeiture laws and regulations; and
(d)    Statutes, ordinances, regulations, rules or administrative or court decisions respecting fraudulent conveyances and transfers, or pensions and employment benefits.
ii.    We express no opinion as to the enforceability of the Transaction Documents or any other document or agreement delivered in connection therewith or related thereto. We understand you are receiving an opinion from Epstein Becker & Green, P.C., regarding the enforceability of the Transaction Documents, and such other matters as you may have requested.

Post Holdings, Inc.
June 18, 2014

iii.    The courts of the State of Washington may consider extrinsic evidence of circumstances surrounding the making of agreements to ascertain the intent of the parties in using the language employed in agreements regardless of whether or not the language used therein is plain and unambiguous on its face, and may incorporate additional or supplementary terms into agreements such as the Transaction Documents.
iv.    The opinions expressed herein are limited solely to the matters stated herein, and no opinion is to be inferred or may be implied beyond the matters expressly stated herein.
We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name therein and in the related prospectus under the captions “Legal Matters.” We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.
Very truly yours,

/s/ WILLIAMS, KASTNER & GIBBS PLLC